Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-196187 and 333-215215 on Form F-3 of our report dated April 18, 2016 (April 24, 2017 as to the effects discussed in Note 4), relating to the consolidated financial statements and financial statement schedules of Grupo Financiero Santander México, S.A.B. de C.V. appearing in this Annual Report on Form 20-F of Grupo Financiero Santander México, S.A.B. de C.V. for the year ended December 31, 2016.

Galaz, Yamazaki, Ruiz Urquiza, S.C.

Member of Deloitte Touche Tohmatsu Limited

/s/ C.P.C. Erika Regalado García

C.P.C. Erika Regalado García

Mexico City, México

April 28, 2017